Exhibit 10.1

CONSULTING SERVICES AGREEMENT

(CFO Consultant)

          This Consulting Services Agreement (the "Agreement"), made on March 5, 2007 ("Effective Date"), is made by and between Robert Malasek (the "Consultant") and WorldTradeShow.com, Inc., a Nevada corporation (the "Company"). The Consultant and the Company shall hereafter be referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, Company is a publicly traded corporation with its common stock shares trading on the Over the Counter Bulletin Board under the trading symbol WTSW; and
WHEREAS, The Company desires to retain Consultant as its Chief Financial Officer Consultant (the "CFO Consultant ") on the terms and conditions hereinafter set forth; and
WHEREAS, Consultant desires to be engaged by the Company as its CFO Consultant on the terms and conditions hereinafter set forth.
NOW, THEREFORE, the Parties agree as follows:
1.	Services of Consultant.

Company hereby agrees to employ Consultant as its Chief Financial Officer Consultant to perform such duties as are mutually agreed from time to time. The nature of the services to be provided shall include, but are not limited to, performing such duties and functions of a supervisory or managerial nature as may be directed from time to time by the Board provided that such duties are reasonable and customary for a Chief Financial Officer of a reporting issuer under the Securities Exchange Act of 1934 (the "Services"), further subject to the provisions and negative covenants set forth in Paragraph 9(b). Consultant shall report directly to the Board, the CEO of the Corporation.

2.	Consulting Fees and Expenses.
(a)	Compensation for Services.

Commencing on the Effective Date, Company agrees to pay Consultant, as consideration for the Services, the sum of Three Thousand Five Hundred Dollars ($3,500.00) per month plus One Hundred Twenty Thousand (120,000) shares of the Company's restricted stock (the "Consulting Shares"), which shall vest on a monthly basis at a rate equivalent to Twenty Thousand (20,000) shares per month, or an aggregate amount of One Hundred Twenty Thousand (120,000) shares for the term of this Agreement. Consultant's compensation shall be subject to the review provisions set forth in Paragraph 6(a).

(i)	In connection with the Services, the Company shall issue to Consultant a certificate for the Consulting Shares; and
(ii)

In the event that the agreement is terminated or breached during its term, Consultant shall forfeit that number of shares equal the product of (i) the number of days remaining in the term of the Agreement multiplied by (ii) Six Hundred Sixty Six and 67/100 (666.67).

(b)	Expenses.

During the Term, Company shall reimburse Consultant for all reasonable and necessary business and travel expenses incurred by the Consultant while performing his duties under this Agreement in accordance with the Company's customary practices for its executive employees, subject to provision by the Consultant of documentation reasonably satisfactory to the Company.

During the Term, Company shall reimburse Consultant for all reasonable and necessary business and travel expenses incurred by the Consultant while performing his duties under this Agreement in accordance with the Company's customary practices for its executive employees, subject to provision by the Consultant of documentation reasonably satisfactory to the Company.

3.	Natural Person Requirement
The Company shall only issue securities to a named, natural person who is identified as follows: Robert Malasek.
4.	Confidentiality.

Each party agrees that during the course of this Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, financial date, product designs, sales, costs and other unpublished financial information, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party, or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party. Confidential Information need not be marked as confidential at the time of disclosure to receive "Confidential Information" protection as required herein, rather all information disclosed that, given the nature of the information or the circumstances surrounding its disclosure reasonably should be considered as confidential, shall receive "Confidential Information" protection.

5.	Indemnification.
(a)	Company.

The Company agrees to indemnify, defend, and shall hold harmless Consultant, and to defend any action brought against Consultant with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees to the extent that such action is based upon a claim that: (i) is true, (ii) would constitute a breach of any of Company's representations, warranties, or agreements hereunder, or (iii) arises out of the negligence or willful misconduct of Company.

(b)	Consultant.

The Consultant agrees to indemnify, defend, and shall hold harmless Company, its directors, employees and agents, and defend any action brought against same with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent that such an action arises out of the gross negligence or willful misconduct of Consultant.

(c)	Notice.

In claiming any indemnification hereunder, the indemnified party shall promptly provide the indemnifying party with written notice of any claim, which the indemnified party believes falls within the scope of the foregoing paragraphs. The indemnified party may, at its expense, assist in the defense if it so chooses, provided that the indemnifying party shall control such defense, and all negotiations relative to the settlement of any such claim. Any settlement intended to bind the indemnified party shall not be final without the indemnified party's written consent, which shall not be unreasonably withheld.

6.	Termination and Renewal.
(a)	Term.

The term of this Agreement shall be Six (6) months (the "Term") beginning on the Effective Date, and shall automatically renew at the end of the Term unless terminated by the Parties pursuant to the requirements of Paragraph6(b). Notwithstanding, at the end of the initial Term, the Parties shall in good faith review the provisions regarding Consultant's compensation and make any agreed adjustments.

(b)	Termination.

Either party may terminate this Agreement on ten (10) calendar days written notice, or if prior to such action, the other party materially breaches any of its representations, warranties or obligations under this Agreement. Except as may be otherwise provided in this Agreement, such breach by either party will result in the other party being responsible to reimburse the non-defaulting party for all costs incurred directly as a result of the breach of this Agreement, and shall be subject to such damages as may be allowed by law including all attorneys' fees and costs of enforcing this Agreement.

(c)	Payment on Termination.

Upon any termination or expiration of this Agreement, Company shall pay all unpaid and outstanding fees through the effective date of termination or expiration of this Agreement. And upon such termination, Consultant shall provide and deliver to Company any confidential materials and any and all outstanding services due through the effective date of this Agreement.

7.	Remedies.

Should Consultant at anytime materially breach any of terms outlined in this Agreement, Company shall have the right to seek remedies, including but not limited to: i) a temporary restraining order and permanent injunction; ii) liquidated damages; iii) cancellation of the interests underlying the stock certificates to the extent necessary or appropriate to the circumstances.

8.	Dispute Resolution.

To the extent unable to resolve a dispute informally, the Parties shall submit any claim, dispute or controversy ("Claim") against the other arising from or relating in any way to this Agreement, including Claims regarding the applicability of this arbitration clause or the validity of the Agreement, to binding arbitration to be administered by JAMS, to be conducted in San Diego, California.

A sole arbitrator shall have the power to determine all issues, including arbitrability, and shall apply the laws of the State of California, (except to the limited extent expressly preempted by federal statute). If the parties cannot agree on a single arbitrator, or a method to select a single arbitrator, a panel of 3 arbitrators shall be employed, the parties each selecting one arbitrator, and the two arbitrators so selected shall choose a third "independent" arbitrator. All arbitrators shall be attorneys or retired judges.

The parties shall have right to full discovery to the extent permitted by the California Code of Civil Procedure and California Rules of Court applicable to judicial arbitrations. The arbitrator(s) shall be empowered to appoint experts and/or consultants, resolve discovery disputes grant equitable relief, compensatory and punitive damages, and grant any relief a party could obtain in an action initiated in the a California Superior Court, proceed ex-parte should one party fail to appear, and grant any other type of relief appropriate to the particular circumstances. The arbitrator shall have the power to assess the costs and attorneys fees equitably, but considering who prevails as a primary, if not exclusive, factor. The hearing shall take place within six (6) months of submission to arbitration or the party determined to be responsible for the delay shall pay the other party $250 per day irrespective of the final outcome. No pre-hearing motions may be filed, other than requests for injunctive relief and requests to resolve discovery disputes. Judgment may be entered in any court of competent jurisdiction. The parties agree that all proceedings are confidential until 30 days after the award is made.

9.	Miscellaneous.
(a)	Tax Consequences.
Consultant shall be solely responsible for any and all tax consequences flowing from the receipt of consideration, whether in the form of cash or stock, under this Agreement.
(b)	Negative Covenants

All authority associated with the office of CFO shall be subject to and be under the supervision of the CEO and Board of Directors of the Company. Nothing herein shall be construed to create or confer upon Consultant the right to make contracts or commitments for or on behalf of Company unless so direct, in writing, by the Board of Directors. Consultant hereby covenants that at no time will he provide any service that directly or indirectly promotes or maintains a market for the Company's securities nor act as a conduit for distributing securities to the general public. Moreover, Consultant will not provide certain services including but not limited to: acting as a broker, dealer or person who finds investors, arranging financing, providing investor relations or shareholder communications services, disclose non-public information and arrange or effect mergers. Following termination of this agreement for any reason, Consultant shall make no public announcements regarding the Company.

(c)	Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)	Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)	Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)	Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)	Amendment.
This Agreement may be amended only by an instrument in writing executed by all the parties hereto.
(h)	Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)	Paragraph Headings.
The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(j)	Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(k)	Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(l)	Attorneys Fees.

The prevailing party shall be entitled to recover reasonable attorneys' fees and costs, along with all other appropriate legal or equitable relief, in any arbitration or litigation relating to this Agreement.

(m)	Consents.
The person signing this Agreement on behalf of each party represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.
(n)	Survival of Provisions.
The provisions contained in paragraphs 4, 5 and 9(b) of this Agreement shall survive the termination of this Agreement.
(o)	Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

If to Company:	If to Consultant:
WorldTradeShow.com, Inc. Attn: Sheldon Silverman, CEO 9449 Balboa Ave., Suite 114 San Diego, CA 92123	Robert T Malasek 24501 Del Prado, Suite F Dana Point, CA 92629
(p)	Execution in Counterparts.
This Agreement may be executed via facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
IT IS SO AGREED.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on March 5, 2007.
COMPANY WORLDTRADESHOW.COM, INC.	CONSULTANT
By: Sheldon Silverman Its: CEO and Director	Robert T. Malasek